SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                        _________________________

                                FORM 8-K

                             CURRENT REPORT



                   Pursuant to Section 13 or 15(d) of
                   the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported):  February 29, 1996


                            AlliedSignal Inc.
------------------------------------------------------------------------
         (Exact name of registrant as specified in its charter)


        Delaware                      1-8974                 22-2640650
       --------------              ------------            --------------
      (State or other              (Commission             (I.R.S. Employer
      jurisdiction of              File Number)            Identification No.)
      incorporation)

        101 Columbia Road
         P.O. Box 4000
     Morristown, New Jersey                                    07962-2497
----------------------------------------                     ------------
(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code:  (201) 455-2000

Item 5.   Other Events
          ------------

          The Registrant issued today the following press release:


          "AlliedSignal Sells Light-Vehicle Hydraulic Braking
          And ABS Businesses To Robert Bosch For $1.5 Billion


     MORRIS TOWNSHIP, NEW JERSEY, February 29, 1996 -- AlliedSignal Inc.

(NYSE: ALD) announced today that Robert Bosch GmbH has agreed to purchase

AlliedSignal's light-vehicle hydraulic and anti-lock braking businesses for $1.5 billion in cash.  The agreement, which was signed today, is subject to European Union and U.S. antitrust reviews.

     Included in the transaction are AlliedSignal's worldwide operations for conventional hydraulic braking and anti-lock braking systems (ABS)

for cars, light trucks and medium-duty trucks.  These operations accounted for approximately $2.1 billion of AlliedSignal's 1995 sales of

$14.3 billion.  Not affected by the purchase are other AlliedSignal

Automotive businesses representing $3.4 billion of 1995 sales.  These include friction materials, turbochargers, seat belts, air bags, filters,

spark plugs, and air brakes and ABS for heavy-duty trucks.

     Lawrence A. Bossidy, Chairman and Chief Executive Officer of

AlliedSignal, said, "We recognized that with our own light-vehicle ABS product, which had low customer acceptance and operating losses, we could not be a first-tier integrated braking systems supplier at acceptable margins and justifiable levels of investment.  Accordingly, we initiated discussions with Bosch regarding a joint venture which would combine our conventional braking product with their highly successful ABS product.  It became apparent during the discussions that the complexity of such a joint venture made it more desirable for one company to own both businesses.  Following this acquisition, Bosch will be positioned to provide customers with worldwide capability as an integrated braking system supplier.

     "Our decision to sell these businesses fortifies our ability to deliver consistent annual earnings-per-share increases of 13-to-17% in

1996 and beyond," said Bossidy.

     "We have identified a number of opportunities to reposition some of our 15 major business units, which would enhance their competitiveness and profitability," said Bossidy.  "Provisions for these actions are expected to offset the gain on the sale of the braking business."

     Bossidy said that AlliedSignal will invest the proceeds from the sale to internally grow the company's higher-margin businesses and to pursue acquisitions that will expand or complement the company's business portfolio.  AlliedSignal has completed 23 acquisitions since 1991.  The company will also continue its share repurchase program.

     "Investment of the sale proceeds, together with the repositioning opportunities, will enable us to replace the earnings of the divested business; improve the company's overall margins by about one percentage point on an annualized basis; and achieve our earnings-per-share growth goal not only in 1996 but in subsequent years as well," said Bossidy.

     John W. Barter, President of AlliedSignal Automotive, said the sale allows the company's Automotive sector to focus its attention and resources on building its other businesses, many of which are enjoying substantial revenue growth, significant market share and better margins.

     Barter said AlliedSignal Automotive will continue to develop its aftermarket replacement parts business, including FRAM'r' and FIAAM'r'

filters, Autolite'r' spark plugs, Bendix'r' brakes, and Bendix'r' and

Jurid'r' friction materials.  "Our global brand strength and extensive distribution network provide us with abundant opportunity for aftermarket growth in the U.S., Europe and Asia," said Barter.

     Barter also noted the strength of the company's fast-growing

Garrett'r'-brand turbocharger business, which has a number-one market position worldwide, and its safety restraint and friction materials businesses, which have significant market positions and growth opportunities.

     In addition, AlliedSignal will retain its 65% interest in

AlliedSignal Truck Brake Systems Co. and its interest in other global ventures with Knorr-Bremse.  The ventures command a significant share of the worldwide market for air brakes and ABS for medium- and heavy-duty trucks.

     The operations to be acquired by Bosch include some 24 production facilities employing about 11,000 people, primarily in the U.S., France,

Spain, Italy, Poland, Mexico, Brazil, Turkey and Portugal.  These plants manufacture hydraulic brake components, including master cylinders,

vacuum pumps and boosters, rotors and hubs, foundation brakes and ABS.

The transaction is subject to corporate and other legal requirements in the various countries.

     Robert Bosch Corporation, whose Automotive Group is based in

Farmington Hills, Michigan, is the wholly-owned U.S. subsidiary of Robert

Bosch GmbH, of Stuttgart, Germany, a privately held firm with 1995 sales of DM35.8 billion (US$25 billion) and 154,000 employees worldwide.

     AlliedSignal Inc. is an advanced technology and manufacturing company serving customers worldwide with aerospace and automotive products, chemicals, fibers, plastics and advanced materials.  Aerospace products include aircraft engines, equipment systems, avionics, defense electronic systems and government services.  Engineered Materials products include nylon and polyester fibers, plastics, fluorocarbons,

specialty chemicals, circuit board laminates, microelectronic materials and amorphous metals.  AlliedSignal is a Fortune 75 company and a component of the Dow Jones Industrial Average.  Excluding the 11,000

people employed in the businesses sold to Bosch, AlliedSignal employs

77,500 people worldwide."




                               SIGNATURES
                               ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934,

the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              AlliedSignal Inc.
                              (Registrant)


                              By:  /s/ G. Peter D'Aloia
                                   _________________________________
                                        G. Peter D'Aloia
                                   Vice President and Controller




Date:  February 29, 1996

STATEMENT OF DIFFERENCES

The registered trademark symbol shall be expressed as 'r'